                                                                  Exhibit (b)(1)


                                          December 27, 1999

                      National Nephrology Associates, Inc.
                        Senior Secured Credit Facilities

                                Commitment Letter

National Nephrology Associates, Inc.
511 Union Street
Suite 1800
Nashville, TN  37219

Attention:  Dr. Jerome Tannenbaum
            Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

         You have advised Lehman Commercial Paper Inc. ("LCPI"), Lehman Brothers Inc. ("LBI") and Credit Agricole Indosuez ("Indosuez" and, together with LCPI, the "Initial Lenders") that National Nephrology Associates, Inc., a Delaware corporation (the "Borrower"), intends to acquire through a tender offer (the "Tender Offer") at least a majority (or such greater percentage of shares sufficient to enable the Borrower, voting without any other shareholders of the Target (as defined below), to approve a merger of the Target with a wholly owned subsidiary of the Borrower) of the outstanding common stock of Renex Corp., a Florida corporation (the "Target"). As promptly as practicable after the closing of the Tender Offer, and in any event within four months after such closing, a wholly owned subsidiary of the Borrower will consummate a merger (the "Merger") with the Target in which the Target will be the surviving corporation. You have also advised LCPI, LBI and Indosuez that, from time to time after the acquisition of the Target (the "Initial Acquisition"), you intend to acquire or construct (the "Subsequent Acquisitions"; together with the Initial Acquisition, the "Acquisitions") other dialysis clinics. In that regard, you have requested that LBI and Indosuez agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $175,000,000 (the "Credit Facilities"), that LCPI commit to provide, or to cause an affiliate thereof to provide, a portion of the Credit Facilities and to serve as administrative agent for the Credit Facilities (LCPI, in such capacity, the "Administrative Agent") and that Indosuez commit to provide a portion of the Credit Facilities and to serve as syndication agent for the Credit

Facilities (in such capacity, the "Syndication Agent"). We understand that an investment group consisting of affiliates of J.W. Childs Equity Partners II, L.P. and of Indosuez and certain other investors reasonably acceptable to the Initial Lenders (such investment group, collectively, the "Sponsors") will invest at least $27,500,000 (the portion of such amount invested by such other investors to be reasonably acceptable to the Initial Lenders) in cash in the equity of the Borrower in connection with the closing of the Initial Acquisition.

         LBI and Indosuez (together, the "Co-Arrangers") are pleased to advise you that they are willing to act as sole advisors, sole lead arrangers and sole book managers for the Credit Facilities.

         Furthermore, LCPI is pleased to advise you of its commitment to provide, or to cause an affiliate thereof to provide, 50% of the principal amount of each of the Credit Facilities, and Indosuez is pleased to advise you of its commitment to provide 50% of the principal amount of each of the Credit Facilities (the commitment of each such Initial Lender, an "Initial Lender Commitment"), in each case on the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"); provided that the funding of each Initial Lender Commitment by the relevant Initial Lender is conditioned upon the funding of the other Initial Lender Commitments by the other Initial Lender.

         It is agreed that the Co-Arrangers will act as the sole advisors, sole lead arrangers and sole book managers for the Credit Facilities, that LCPI will act as the sole Administrative Agent, that Indosuez will act as the sole Syndication Agent and that each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

         The Co-Arrangers intend to syndicate the Credit Facilities to a group of financial institutions (together with the Initial Lenders, the "Lenders") identified by the Co-Arrangers in consultation with you. The Co-Arrangers intend to commence syndication efforts promptly upon the public announcement of the Tender Offer, and you agree actively to assist the Co-Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and the existing lending relationships of the Sponsors, (b) direct contact between senior management and advisors of the Borrower and the Sponsors and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Co-Arrangers, of one or more meetings of prospective Lenders. You also agree that, at your expense, you will work with the Co-Arrangers to procure, upon their request following the public announcement of the Tender Offer, a rating for the Credit Facilities by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group.

         The Co-Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided, however, that the Co-Arrangers will obtain your prior approval (not to be unreasonably withheld) with respect to which institutions will participate and will consult with you as to the allocations of the commitments among the Lenders. It is understood that the Co-Arrangers will provide you with a list of proposed syndicate members prior to approaching such institutions. To assist the Co-Arrangers in their syndication efforts, you agree to use commercially reasonable efforts to promptly prepare and provide to the Co-Arrangers and the Initial Lenders all information with respect to the Borrower, the Target, the Initial Acquisition and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that, to your knowledge, (a) all such information other than the Projections (the "Information") that has been or will be made available to any of us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein by a material amount). You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for any portion of the commitments of LCPI and Indosuez hereunder and the agreement of the Co-Arrangers to perform the services described herein, you agree to pay to the Co-Arrangers, for the account of LBI, LCPI and Indosuez, as agreed upon by them, the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"); provided that any portion of such fees may be shared among the Initial Lenders as determined by the Co-Arrangers.

                  The commitments and agreements of LBI, LCPI and Indosuez described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Target and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Target or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred since the date of this Commitment Letter a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the syndication of the Credit Facilities, (d) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Target or any affiliate thereof (other than the Sponsors and their affiliates), (e) the negotiation, execution and delivery on or before February 15, 2000 of definitive documentation with respect to the Credit Facilities satisfactory to LCPI, Indosuez and their respective counsel, (f) your compliance with your covenants and agreements contained herein and the correctness of your representations and warranties contained herein and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of LCPI's and Indosuez's commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of LCPI, Indosuez and the Borrower.

         You agree (a) to indemnify and hold harmless (i) LBI, LCPI, Indosuez and their respective affiliates, (ii) their respective officers, directors and employees and (iii) their respective advisors and agents who are directly involved in the consideration of this matter (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisitions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse LBI, LCPI, Indosuez and their affiliates promptly upon written demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, consultant's fees and expenses, coach travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. Neither you nor any Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

         You acknowledge that LBI and its affiliates (the term "LBI" being understood to refer hereinafter in this paragraph to include such affiliates, including LCPI) and/or Indosuez and its affiliates (the term "Indosuez" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each of LBI and Indosuez agrees that it will use the confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you only in connection with the performance by LBI and Indosuez, as the case may be, of its services for you set forth in this Commitment Letter and the Fee Letter and that neither LBI nor Indosuez will disclose any confidential information to any other person without the prior written consent of the Borrower except (a) to the officers, agents and advisors of LBI and Indosuez who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case each of LBI and Indosuez, as the case may be, agrees to inform you promptly thereof); provided that any of LBI and the Initial Lenders may disclose confidential information at the request of any regulatory authority or self-regulatory organization without notice. You also acknowledge that LBI and Indosuez have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

         This Commitment Letter shall not be assignable by you without the prior written consent of LBI, LCPI and Indosuez (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, LBI, LCPI and Indosuez. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Term Sheet attached hereto) and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of the Borrower and the Sponsors who are directly involved in the consideration of this matter or
(b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any of LCPI's or Indosuez's commitments hereunder; provided, however, that, except as expressly set forth in this Commitment Letter or the Fee Letter, such provisions (other than those relating to fees and the syndication of the Credit

Facilities) shall be superseded from and after the Closing Date by the provisions set forth in the Credit Documentation (each as defined in the Term Sheet).

         LBI, LCPI and Indosuez also will provide financial advisory services to the Borrower with respect to the transaction to which this Commitment Letter relates. The Borrower agrees that each of LBI, LCPI and Indosuez has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Borrower, provided that LBI, LCPI and Indosuez, as the case may be, will submit a copy of any such advertisements to the Borrower and the Sponsors for their prior written approval, which approval shall not be unreasonably withheld. Furthermore, the Borrower agrees to include a reference to the role of the Co-Arrangers as financial advisors in any press release made by the Borrower announcing the transaction.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to LCPI and Indosuez executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 29, 1999. The commitments and agreements of LBI, LCPI and Indosuez herein will expire at such time in the event LCPI and Indosuez have not received such executed counterparts in accordance with the immediately preceding sentence.

         LBI, LCPI and Indosuez are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

                                             Very truly yours,

                                             LEHMAN COMMERCIAL PAPER INC.

                                             By: /s/   William Gallagher
                                                 ----------------------------
                                                 Title: Authorized Signatory

                                             LEHMAN BROTHERS INC.

                                             By: /s/  William Gallagher
                                                 ----------------------------
                                                 Title: Authorized Signatory

                                             CREDIT AGRICOLE INDOSUEZ

                                             By: /s/ Mitchell Goldstein
                                                 ----------------------------
                                                 Title: Vice President

                                             By: /s/ Patricia Frankel
                                                 ----------------------------
                                                 Title:   First Vice President

Accepted and agreed to
as of the date first
written above by:

NATIONAL NEPHROLOGY ASSOCIATES, INC.

By: /s/ Leif Murphy
    ------------------------------
    Title:   Chief Executive Officer

                                                                       Exhibit A

                      NATIONAL NEPHROLOGY ASSOCIATES, INC.

                                CREDIT FACILITIES

                         Summary of Terms and Conditions

                                December 27, 1999

         National Nephrology Associates, Inc., a Delaware corporation (the "Borrower"), intends initially to acquire through a tender offer (the "Tender Offer") at least a majority (or such greater percentage of shares sufficient to enable the Borrower, voting without any other shareholders of the Target (as defined below), to approve a merger of the Target with a wholly owned subsidiary of the Borrower) of the shares (the "Minimum Number of Shares") of the outstanding common stock of Renex Corp., a Florida corporation (the "Target"). As promptly as practicable after the closing of the Tender Offer, and in any event within four months after such closing, a wholly owned subsidiary of the Borrower will consummate a merger (the "Merger") with the Target in which the Target will be the surviving corporation. In addition, from time to time after the acquisition of the Target (the "Initial Acquisition"), the Borrower intends to acquire or construct (the "Subsequent Acquisitions"; together with the Initial Acquisition, the "Acquisitions") other dialysis clinics. To finance, in part, the cash portion of the consideration for the Acquisitions, and to refinance certain existing indebtedness of the Borrower, the Borrower is establishing the senior secured credit facilities described below. Further, an investment group consisting of affiliates of J.W. Childs Equity Partners II, L.P. and of Credit Agricole Indosuez ("Indosuez") and certain other investors identified to the Lenders (such investment group, collectively, the "Sponsors") will invest at least $27,500,000 (the portion of such amount invested by such other investors to be reasonably acceptable to the Administrative Agent and the Syndication Agent, each as defined below) in cash in the equity of the Borrower in connection with the closing of the Initial Acquisition.

IO  Parties

Borrower:   National Nephrology Associates, Inc. (the "Borrower").

Guarantors: Each of the Borrower's direct and indirect subsidiaries, including the Target and its subsidiaries following the Merger (the

                           "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit Parties").

Sole Advisors, Sole
Arrangers and Sole
Book Managers:             Lehman Brothers Inc. ("LBI") and Indosuez (together
                           with LBI, in such capacity, the "Co-Arrangers").

Syndication Agent:         Indosuez (in such capacity, the "Syndication Agent").

Administrative Agent:      Lehman Commercial Paper Inc. ("LCPI"; in such
                           capacity, the "Administrative Agent").

Lenders: LCPI (or an affiliate thereof) and Indosuez (collectively, the "Initial Lenders") and a syndicate of banks, financial institutions and other entities arranged by the Co-Arrangers (collectively, the "Lenders").

IIO      Types and Amounts of Credit Facilities

1        Term Loan Facilities

Types and Amounts of
Facilities:                Term Loan Facilities (the "Term Loan Facilities") in
                           an aggregate amount of $150,000,000 (the loans thereunder, the "Term Loans") as follows:

                           Tranche B Term Loan Facility: A six-year term loan facility (the "Tranche B Term Loan Facility") in an aggregate principal amount equal to $100,000,000 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date (as defined below) equal to the amount set forth opposite such year below (with the installments in each such year being equal in amount):

                                      Period          Principal Amount
                                      ------          ----------------
                                     Years 1-3           $ 1,000,000
                                     Year 4              $10,000,000
                                     Year 5              $20,000,000
                                     Year 6              $67,000,000

                           Delayed-Draw Term Loan Facility: A delayed-draw term loan facility (the "Delayed-Draw Term Loan Facility") in an aggregate principal amount equal to $50,000,000 (the loans thereunder, the

                           "Delayed Draw Term Loans"). The Delayed-Draw Term Loans shall be repayable in quarterly installments in an aggregate principal amount for each year following the Closing Date equal to the percentage set forth opposite such year below of the aggregate principal amount of Delayed-Draw Term Loans outstanding on the second anniversary of the Closing Date (with the installments in each such year being equal in amount):

                                  Period                   Percentage
                                  ------                   ----------
                                 Years 1-2                      0%
                                 Year 3                        10%
                                 Year 4                        20%
                                 Year 5                        70%

Availability:              The Tranche B Term Loans shall be made in a drawing
                           on the Closing Date (as defined below) and in a drawing on the date of the consummation of the Merger
                           (the "Merger Date"). The amount of Tranche B Term
                           Loans made on the Closing Date shall be an amount equal to (a) the cash portion of the consideration for the Tender Offer (including guaranteed delivery shares), plus (b) the amount necessary to refinance the Borrower=s Existing Credit Agreement (as defined below), plus (c) the amount necessary to make severance payments of up to $4,100,000 to employees of the Target, plus (d) the amount necessary to pay related fees and expenses, less (e) the cash amount received by the Borrower from the Equity Financing
                           (as defined below). The remaining Tranche B Term
                           Loans shall be made in a drawing on the Merger Date.
                           The Delayed-Draw Term Loans may be made during the period from the Merger Date to the second anniversary of the Closing Date.

Purpose: The proceeds of the Tranche B Term Loans shall be used to finance, in whole or in part, the cash portion of the consideration for the Initial Acquisition (including guaranteed delivery shares), to refinance the Borrower's existing senior secured credit facility under which LCPI is administrative agent (the "Existing Credit Agreement"), to make severance payments of up to $4,100,000 to employees of the Target and to pay related fees and expenses. The proceeds of the Delayed-Draw Term Loans shall be used to finance, in part, the cash portion of the consideration for Acquisitions and to pay related fees and expenses.

2        Revolving Credit Facility

Type and Amount of
Facility:                  A five-year revolving credit facility (the "Revolving
                           Credit Facility") in an aggregate principal amount equal to $25,000,000 (the loans thereunder, the "Revolving Credit Loans").

Availability:              The Revolving Credit Facility shall, subject to the
                           then-current Borrowing Base, be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Revolving Credit Termination Date");
                           provided, that no more than $2,500,000 of Revolving
                           Credit Loans may be made on the Closing Date.

Letters of Credit:         A portion of the Revolving Credit Facility not in
                           excess of $10,000,000 shall be available for the issuance of letters of credit (the "Letters of Credit") by a Lender to be selected in the syndication process (in such capacity, the "Issuing
                           Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                           Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Maturity:                  The Revolving Credit Termination Date.

Purpose: The proceeds of Revolving Credit Loans shall be used for general corporate purposes (other than acquisitions) of the Borrower and its subsidiaries in the ordinary course of business.

Borrowing Base:            The amount from time to time available under the
                           Revolving Credit Facility shall not exceed the Borrowing Base (determined in accordance with the Existing Credit Agreement).

IIIO     Certain Payment Provisions

Fees and Interest
Rates:                     As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:     Loans may be prepaid (without premium or penalty,
                           other than customary eurodollar breakage costs) and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to the Tranche B Term
                           Loans and the Delayed-Draw Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed. Notwithstanding the foregoing, so long as any Delayed-Draw Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans and the amount so refused will be applied to prepay the Delayed-Draw
                           Term Loans.

Mandatory Prepayments and
Commitment Reductions:     The following amounts shall be applied to prepay the
                           Term Loans and, except in the case of clause (d) below, reduce the Revolving Credit Facility:

                           (a) 50% of the net proceeds of any sale or issuance of equity after the Closing Date by the Borrower or any of its subsidiaries (other than equity contributed by the Sponsors, members of the Borrower=s management, employees of the Borrower or affiliated physicians and any equity issued to any seller of a dialysis clinic or physician practice management company to the Borrower in connection with such sale);

                           (b) subject to baskets to be agreed upon, 100% of the net proceeds of any incurrence of certain indebtedness after the Closing Date by the Borrower or any of its subsidiaries;

                           (c) subject to baskets to be agreed upon and to customary reinvestment provisions, 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); and (d) 75% (which percentage will be reduced to 50% when the ratio of Total Debt to EBITDA is less than or equal to 3.00 to 1.00, and to 25% when such ratio is less than or equal to 2.50 to 1.00) of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs).

                           All such amounts shall be applied, first, to the prepayment of the Term Loans and, second, to the permanent reduction of the Revolving Credit Facility (except in the case of clause (d) above). Each such prepayment of the Term Loans shall be applied to the Tranche B Term Loans and the Delayed-Draw Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed; provided, however, that, with respect to the first $25,000,000 of mandatory prepayments, such amounts shall be applied, first, to the prepayment of outstanding Delayed-Draw Term Loans and, second, to the prepayment of outstanding Tranche B Term Loans. Notwithstanding the foregoing, so long as any Delayed-Draw Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans and the amount so refused will be applied to prepay the Delayed-Draw Term Loans. The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed (i) the amount of the Revolving Credit Facility or (ii) the then-current Borrowing Base.

IV0 Collateral             The obligations of each Credit Party in respect of
                           the Credit Facilities shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of Target and each of the Borrower's other direct and indirect subsidiaries), in accordance with provisions substantially equivalent to those set forth in the Existing Credit
                           Agreement.

V0 Certain Conditions

Initial Conditions:        The availability of the Credit Facilities shall be
                           conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before February
                           15, 2000 (with references to the Borrower and its subsidiaries in this paragraph being deemed to refer to and include the Target and its subsidiaries after giving effect to the Initial Acquisition):

                           (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation"), and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

                           (b) The Borrower shall have received at least $27,500,000 in cash from the issuance of its equity to the Sponsors (of which at least $20,000,000 shall have been contributed by J.W. Childs Equity Partners II, L.P. and its affiliates) on satisfactory terms and conditions (the "Equity Financing"). The capital structure of each Credit Party after giving effect to the Initial Acquisition and the financing transactions contemplated hereby shall be satisfactory in all respects to the Co-Arrangers.

                           (c) The Initial Lenders shall be satisfied with the final terms and conditions of the Tender Offer, including, without limitation, the price per share and the number of shares to be acquired, and the proposed terms and conditions of the Merger. All documentation relating to the Tender Offer and the Merger, including, without limitation, the offer to purchase the common stock of the Target (the "Offer to Purchase") and the merger agreement between the Borrower (or a wholly owned subsidiary of the Borrower) and the Target (the "Merger Agreement"), shall be in form and substance (including, without limitation, the environmental provisions set forth therein) satisfactory to the Initial Lenders.

                           (d) The Merger Agreement shall have been executed and delivered by each of the parties thereto and shall be in full force and effect.

                           (e) All references to the financing contemplated hereby and to the financing parties contained in any documentation relating to the Tender Offer or the Merger, including, without limitation, the

                           Offer to Purchase and any other public document relating to the Tender Offer or the Merger, shall be reasonably satisfactory to the Co-Arrangers.

                           (f) The Co-Arrangers shall be satisfied that no preferred stock purchase rights or other poison pills are applicable to the Tender Offer or the Merger (it being understood that severance payments to employees of the Target are not poison pills for purposes of this paragraph).

                           (g) The number of outstanding shares of common stock of the Target shall not have increased by a material amount since the date of the Commitment Letter.

                           (h) Shareholders holding at least 25% of the outstanding shares of common stock of the Target (calculated in accordance with the Securities Exchange Act of 1934 and the regulations thereunder) shall have entered into a binding agreement to tender their shares pursuant to the Tender Offer.

                           (i) The Tender Offer shall have been consummated in accordance with the Offer to Purchase and the Merger Agreement, without any waiver, amendment, supplement or other modification not consented to by the Initial Lenders of any material provision thereof, and in compliance with all applicable laws, and the Borrower shall have acquired at least the Minimum Number of Shares.

                           (j) The Lenders shall be satisfied that the consummation of the Tender Offer and the financing thereof will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

                           (k) The Lenders shall be satisfied with the sufficiency of amounts available under the Tranche B Term Loan Facility following the consummation of the Tender Offer to fund the remaining payments necessary to effect the Merger.

                           (l) The Lenders, the Administrative Agent and the Co-Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                           (m) All governmental and third party approvals necessary or advisable in connection with the Tender Offer, the Merger, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer, the Merger or the financing thereof.

                           (n) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Target for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Target for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available (it being understood that the Lenders have received audited consolidated financial statements of the Target for the 1997 and 1998 fiscal years and unaudited interim consolidated financial statements of the Target for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999).

                           (o) The Lenders shall have received a satisfactory pro forma consolidated balance sheet of the Borrower as at September 30, 1999, adjusted to give effect to the consummation of the Initial Acquisition and the financings contemplated hereby (including the Equity Financing) as if such transactions had occurred on such date.

                           (p) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Target and its subsidiaries, and such search shall reveal no liens on any of the assets of the Target or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                           (q) All amounts outstanding under the Existing Credit Agreement shall have been repaid in full.

                           (r) The fees and expenses to be incurred in connection with the Tender Offer, the Merger and the financing thereof shall not exceed $10,000,000 in the aggregate.

                           (s) The Lenders shall have received satisfactory legal opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent.

On-Going Conditions:       The making of each extension of credit shall be
                           conditioned upon (a) the accuracy of all representations and warranties in the Credit
                           Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit
                           Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Credit
                           Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI. Certain Documentation
Matters                    The Credit Documentation shall contain
                           representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:                As set forth in the Existing Credit Agreement (with
                           changes to be agreed upon to reflect the transactions contemplated hereby), including: financial statements
                           (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law;
                           corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                           Reserve regulations; ERISA; Investment Company Act;
                           subsidiaries; environmental
                           matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:     As set forth in the Existing Credit Agreement (with
                           changes to be agreed upon to reflect the transactions contemplated hereby), including: delivery of financial statements, reports, accountants' letters, projections, borrowing base certificates, officers' certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges;
                           compliance with laws and material contractual obligations; maintenance of property and insurance;
                           maintenance of books and records; right of the Lenders to inspect property and books and records;
                           notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); agreement to consummate, within four months after the Closing Date, the Merger in accordance with the terms of the Merger Agreement, without any waiver, amendment, supplement or other modification not consented to by the Initial Lenders of any material provision thereof, and in compliance with all applicable laws; and agreement to obtain, within 180 days after the Closing Date, interest rate protection for at least $50,000,000 of the Credit
                           Facilities on terms and conditions satisfactory to the Administrative Agent.

Financial Covenants:       As set forth in the Existing Credit Agreement, with
                           levels to be agreed; provided, that EBITDA will not be adjusted to add operating expenses.

Negative Covenants:        As set forth in the Existing Credit Agreement (with
                           changes to be agreed upon to reflect the transactions contemplated hereby), including limitations on:
                           indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures;
                           investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates (excluding
                           (i) management fees (not to exceed an amount to be agreed upon) payable to the Sponsors and (ii) arm's-length transactions); sale and leasebacks;

                           changes in fiscal year; negative pledge clauses; and changes in lines of business.

Events of Default:         As set forth in the Existing Credit Agreement (with
                           changes to be agreed upon to reflect the transactions contemplated hereby), including: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon;
                           material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments;
                           actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the outstanding Term Loans, Revolving Credit Loans, participations in Letters of Credit and unused commitments under the Credit Facilities (the "Majority Lenders"), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee, or extensions of any due date thereof, (iii) increases in the amount, or extensions of the expiry date, of any Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral. In addition, the consent of Lenders holding a majority of the aggregate amount of the Tranche B Term Loans or the Delayed-Draw Term Loans, as the case may be, shall be required with respect to certain modifications affecting the Term Loan Facility, and the consent of Lenders holding a majority of the aggregate amount of the undrawn commitments under the Revolving Credit Facility shall be required with respect to certain modifications affecting the Revolving Credit Facility.

Assignments
and Participations:        The Lenders shall be permitted to assign and sell
                           participations in their Loans and commitments, subject, in the case of assignments (other than assignments (i) by the Administrative Agent or (ii) to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower and, in the case of any assignment of commitments under the Revolving Credit Facility, the Issuing Lender and (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.
                           Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

Yield Protection:          The Credit Documentation shall contain customary
                           provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex
                           I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:           The Borrower shall pay (a) all reasonable
                           out-of-pocket expenses of both the Administrative
                           Agent and the Co-Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and
                           (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit
                           Documentation.

                           The Administrative Agent, the Syndication Agent, the Co-Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:   State of New York.

Counsel to the
Administrative Agent:      Simpson Thacher & Bartlett.

                                                                         Annex I

                            Interest and Certain Fees

Interest Rate Options:     The Borrower may elect that the Loans comprising each
                           borrowing bear interest at a rate per annum equal to:
                           the Base Rate plus the Applicable Margin; or the Eurodollar Rate plus the Applicable Margin.

                           As used herein:

                           "Base Rate" means the highest of (i) the rate of interest publicly announced by Deutsche Bank, New York Office, as its prime rate in effect at its principal office in New York City (the "Prime Rate"),
                           (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%.

                           "Applicable Margin" means (a) with respect to Tranche B Term Loans, (i) 3.75% per annum, for such Loans that are Eurodollar Loans (as defined below) and (ii) 2.75% per annum, for such Loans that are Base Rate Loans (as defined below) and (b) with respect to Delayed-Draw Term Loans and Revolving Credit Loans, the per annum interest rate margins determined in accordance with the Pricing Grid attached hereto as Annex I-A.

                           "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

Interest Payment Dates:    In the case of Loans bearing interest based upon the
                           Base Rate ("Base Rate Loans"), quarterly in arrears.

                           In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:           The Borrower shall pay a commitment fee calculated at
                           the rate of 0.50% per annum on the average daily unused portion of the Revolving Credit Facility, and 1.25% per annum on the average daily unused portion of the Delayed-Draw Term Loan Facility, in each case payable quarterly in arrears.

Letter of Credit Fees:     The Borrower shall pay a commission on all
                           outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are Eurodollar
                           Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit
                           Facility and shall be payable quarterly in arrears.

                           In addition to letter of credit commission, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:              At any time when the Borrower is in default in the
                           payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto.
                           Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate
                           Loans.

Rate and Fee Basis:        All per annum rates shall be calculated on the basis
                           of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       Annex I-A


                                  Pricing Grid

Ratio of Total                Applicable Margin-             Applicable Margin-
    Debt to                   Eurodollar Loans*               Base Rate Loans*
    EBITDA                    ------------------             ------------------
--------------

Less Than or Equal 3.25            3.25%                           2.25%

Less Than 2.75                     3.00%                           2.00%

Greater Than 2.75                  2.75%                           1.75%
-----------------------  -------------------------------- ----------------------


*/ Notwithstanding the foregoing grid, until the delivery to the Lenders of the Borrower=s financial statements for the first four full fiscal quarters following the Closing Date, the Applicable Margins will be those set forth above opposite a Leverage Ratio of Greater Than or Equal To 3.25.